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                                                            EXHIBIT 99.(a)(1)(B)

                             ARTICLES OF AMENDMENT

                                      OF

                THE BLACKSTONE MUNICIPAL TARGET TERM TRUST INC.


          The Blackstone Municipal Target Term Trust Inc., a Maryland corporation (the "Corporation"), certifies that:

          FIRST:  The Charter of the Corporation is hereby amended by striking
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out Section (6) of Article V and inserting in its place the following:

          (6) Unless otherwise expressly provided in these Articles of Incorpora tion, including any Articles Supplementary creating any class of capital stock, on each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder's name on the books of the Corporation, irrespective of the class thereof, and all shares of all classes of capital stock shall vote together as a single class; provided, however, that as to any mater with respect to which a separate vote of any class is required by the 1940 Act or any rules, regulations or orders issued thereunder, or the Maryland General Corporation Law, such requirement as to a separate vote by that class shall apply in lieu of a vote of all classes voting together as a single class as described above.

          SECOND:  The Charter of the Corporation is hereby amended by striking
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out Section (1) of Article VI and inserting in its place the following:

          (1)  The number of directors of the Corporation shall initially be two
     (2), which number may be increased by or pursuant to the By-Laws of the Corporation but shall never be less than two (2), unless the Corporation has three (3) or more stockholders during which time the number of directors shall never be less than three (3). In addition, and notwithstanding the preceding sentence, the number of the Corporation's directors shall be increased by or pursuant to the Corporation's By-Laws to a number greater than or equal to three prior to or at the Corporation's first annual meeting of stockholders (the "initial annual meeting"). The names of the persons who shall act as directors until the initial annual meeting and until their successors are duly elected and qualify are:
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                             Ralph L. Schlosstein
                             Laurence D. Fink

          Beginning with the initial annual meeting, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall con sist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the initial annual meeting of stock holders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each annual meeting of stockholders beginning with the annual meeting of stockholders next succeeding the initial annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. A direc tor elected at an annual meeting shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     If the number of directors is changed, any increase or decrease shall be apportioned among the classes, as of the annual meeting of stockholders next succeeding any such change, so as to maintain a number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the entire Board of Directors, provided that a quo rum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, whether or not sufficient to constitute a quorum, or by a sole remaining director; provided, however, that if the stockholders of any class of the Corporation's capital stock are entitled sepa rately to elect one or more directors, a majority of the remaining directors elected by that class or the sole remaining director elected by that class may fill any va cancy among the number of directors elected by that class. A director elected by the Board of Directors to fill any vacancy in the Board of Directors shall serve until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. At any annual meeting of stockholders, any director elected to fill any vacancy in the Board of Directors that has arisen since the preceding annual meeting of stockholders (whether or not any such va cancy has been filled by election of a new director by the Board of Directors) shall hold office for a term which coincides with the remaining term of the class to which such directorship was previously assigned, if such vacancy arose other than by an increase in the number of directors, and until his successor shall be elected and shall qualify. In the event such vacancy arose due to an increase in the num ber of directors, any director so elected to fill such vacancy at an annual meeting

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     shall hold office for a term which coincides with that of the class to which such directorship has been apportioned as heretofore provided, and until his successor shall be elected and shall qualify. A director may be removed for cause only, and not without cause, and only by action taken by the holders of at least seventy-five percent (75%) of the shares of capital stock then entitled to vote in an election of such director.

          THIRD:  The Charter of the Corporation is hereby amended by striking
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out Section (1) of ARTICLE VIII and inserting in its place the following:

          (1) Except as otherwise provided in these Articles of Incorporation and notwithstanding any provision of the Maryland General Corporation Law (other than Sections 3-601 through 3-603 of the Maryland General Corporation Law or any successors thereto) requiring approval by the stockholders (or any class of stockholders) of any action by the affirmative vote of a greater proportion than a majority of the votes entitled to be cast on the matter, any such action may be taken or authorized upon the concurrence of a majority of the number of votes entitled to be cast thereon (or a majority of the votes entitled to be cast thereon as a separate class).

          FOURTH:  This amendment was advised by the Board of Directors and
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approved by the sole stockholder of the Corporation by written consent.

          FIFTH:  The amendment does not increase the authorized stock of the
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Corporation.

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          IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its behalf on this _____ day of September, 1991 by its President who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

ATTEST:                       THE BLACKSTONE MUNICIPAL
                                 TARGET TERM TRUST INC.


  /s/ Barbara G. Novick                       By:   /s/ Ralph L. Schlosstein
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  Barbara G. Novick,                                Ralph L. Schlosstein,
  Secretary                                              President

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